Exhibit (a)(1)(i)

                                 THE 3DO COMPANY
          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
                                October 23, 2002

      This offer to exchange (the "Offer") and the right to withdraw from this Offer expire at 5:00 p.m., Pacific Time, on November 21, 2002, unless we extend the Offer.

      This document constitutes part of a prospectus relating to The 3DO Company's 1993 Incentive Stock Plan covering securities that have been registered under the Securities Act of 1933, as amended.

                          ----------------------------

      The 3DO Company ("3DO," "we" or "us") is offering eligible persons the opportunity to exchange certain outstanding, unexercised options to purchase shares of 3DO common stock with exercise prices equal to or greater than $5.76 per share for new options that 3DO will grant under its 2002 Stock Plan (the "2002 Stock Plan").

      "Eligible persons" are all holders of stock options eligible to be tendered pursuant to this Offer who hold their options as of the date this Offer commences and through the date the tendered options are cancelled, except non-employee members of the Boards of Directors of 3DO and our subsidiaries.

      Eligible persons may exchange options with exercise prices greater than or equal to $5.76.

      If you elect to exchange an option with an exercise price per share equal to or greater than $5.76, you will receive a new option to purchase a number of 3DO shares equal to the number of unexercised shares subject to the old option you are tendering.

      Eligible persons may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant.

      Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the date that is six months and one day after the date we cancel the options accepted for exchange (the "New Option Grant Date"). This Offer is currently scheduled to expire at 5:00 p.m., Pacific Time, on November 21, 2002 (the "Expiration Date"), and we expect to cancel options on November 22, 2002, or as soon as possible thereafter (the "Cancellation Date"). The Offer commenced on October 23, 2002 (the "Commencement Date").

      The exercise price per share of the new options will be the fair market value of 3DO common stock on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market on the New Option Grant Date. Each new option will be subject to a new vesting schedule which we describe on page 23.

      This Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

      Although 3DO's Board of Directors has approved making this Offer, neither 3DO nor the Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. Read all the enclosed documents carefully, especially "Certain Risks of Participating in the


OFFER                                  -i-

                                                               Exhibit (a)(1)(i)

Offer" on pages 8 through 31. You must evaluate the risks associated with the Offer and make your own decision whether or not to tender any or all of your eligible options.

      3DO common stock trades on the Nasdaq National Market under the symbol "THDO." On October 21, 2002, the closing price of our common stock reported on the Nasdaq National Market was $1.11 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

      You should direct questions about the mechanics of this Offer or requests for additional copies of the documents relating to this Offer to Gina Caruso, Director of Human Resources, The 3DO Company, telephone (650) 385-2654, or e-mail gina.caruso@3do.com. For questions regarding the legal, financial or tax implications of this Offer, you should contact your own legal, financial and tax advisors.

      See pages 14 through 16 for instructions on how to tender your options.

      This Offer has not been approved or disapproved by the Securities and Exchange Commission (the "SEC"), any state securities commission, or any similar foreign securities regulatory authority, nor has the SEC, any state securities commission, or any similar foreign securities regulatory authority passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

      We are not making this Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws, rules, regulations or policies of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any of these jurisdictions.

      We have not authorized any person to make any representation or recommendation on our behalf as to whether you should tender or not tender your options through the Offer. You should rely only on the information in this document or in documents to which we refer. We have not authorized any third party to give you any information or to make any representation in connection with the Offer.


OFFER                                 -ii-

                                                               Exhibit (a)(1)(i)

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET..........................................................   1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER.................................   8

THE OFFER

1.    Eligibility...........................................................  12

2.    Number of options; expiration date....................................  12

3.    Purpose of the Offer..................................................  13

4.    Procedures for tendering options......................................  14

5.    Withdrawal rights and change of election..............................  16

6.    Acceptance of options for exchange and issuance of new options........  17

7.    Conditions of the Offer...............................................  18

8.    Price range of shares underlying the options..........................  20

9.    Source and amount of consideration; terms of new options..............  21

10.   Information concerning The 3DO Company................................  24

11.   Interests of directors and officers; transactions and arrangements concerning the options................................................  25

12.   Status of options acquired by us in the Offer; accounting
      consequences of the Offer.............................................  25

13.   Legal matters; regulatory approvals...................................  25

14.   Material U.S. federal income tax consequences.........................  26

15.   Extension of Offer; termination; amendment............................  27

16.   Fees and expenses.....................................................  29

17.   Additional information................................................  29

18.   Financial information.................................................  30

19.   Miscellaneous.........................................................  30

SCHEDULE A  Information Concerning the Directors, Executive Officers and
            Other Senior Officers of The 3DO Company........................ A-1
SCHEDULE B  Beneficial Ownership Table ..................................... A-2


OFFER                                -iii-

                                                               Exhibit (a)(1)(i)

                               SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this Offer. We urge you to carefully read this Offer as a whole because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer and the accompanying documents. For your convenience, we have included in this summary page references to the remainder of this Offer where you can find a more complete description of the topics addressed in this summary.

Q1.   What securities is 3DO offering to exchange?

      We are offering to exchange outstanding, unexercised options to purchase shares of 3DO common stock with exercise prices equal to or greater than $5.76 per share issued under our 1993 Incentive Stock Plan in return for new options which we will grant under our 2002 Stock Plan.

Q2.   Who is eligible to participate?

      You are eligible to participate if you hold one or more options issued under the 1993 Incentive Stock Plan as of the Commencement Date and are not a non-employee director of 3DO or one of its subsidiaries and remain a service provider through the Cancellation Date. In order to receive any new options, you must have had options cancelled in accordance with this Offer and be either an employee of or providing services under contract to 3DO, one of our subsidiaries or a successor entity through the date the new options are granted. (Page 12)

Q3. Are there any eligibility requirements that I must satisfy after the expiration date of the Offer to receive the new options?

      In order to receive any new options, you must have had options cancelled in accordance with this Offer and be either an employee of or providing services under contract to 3DO, one of our subsidiaries or a successor entity on the date the new options are granted. (Page 12)

Q4.   Why is 3DO making the Offer?

      We believe that holding stock options aligns employee and stockholder interests and motivates high levels of performance. The Offer provides an additional incentive for eligible persons to stay with 3DO. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options do not provide adequate incentives because the exercise prices of the options significantly exceed our current market price. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the New Option Grant Date, we intend to provide eligible persons with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for eligible persons and thereby enhance stockholder value. (Page 13)

Q5.   What are the conditions to the Offer?

      The conditions are described in Section 7 of this Offer. This Offer is not conditioned on a minimum number of options being tendered. Participation in this Offer is voluntary. (Page 18)


OFFER                                 -1-

                                                               Exhibit (a)(1)(i)

Q6. May shares of 3DO restricted stock (often referred to as "83(b) shares"), warrants to purchase 3DO stock or other securities of 3DO be tendered for exchange?

      No. Shares of 3DO that have already been purchased, whether vested or unvested, warrants to purchase 3DO stock, and any other 3DO securities (other than unexercised stock options) are not eligible to be tendered for exchange.

Q7.   How many new options will I receive in exchange for my tendered options?

      Tendered options will be exchanged on a one new share-for-one old share basis. The number of new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the Cancellation Date but before the New Option Grant Date. (Page 12)

Q8.   When will I receive my new options?

      The Board of Directors of 3DO intends to grant the new options on the date that is six months and one day after the Cancellation Date. If we do not extend the Offer, the new option grant date will be May 23, 2003. You must execute a new option agreement before receiving your new option. (Page 12)

Q9. If I tender options in the Offer, will I be eligible to receive other option grants before six months and one day after the date my old options are cancelled.

      No. If we accept options you tender in the Offer, we will defer the grant to you of any other options until at least six months and one day after the Cancellation Date. (Page 12)

Q10.  Will I be required to give up all my rights to the cancelled options?

      Yes. Once we have accepted the options that you have tendered, your options will be cancelled and you will no longer have any rights under those options. (Page 16)

Q11.  What will the exercise price of the new options be?

      The exercise price per share of the new options will be the closing price of our common stock reported by the Nasdaq National Market on the date of grant. We cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. (Pages 22)

Q12. If I choose to tender an option that is eligible for exchange, do I have to tender all the shares covered by that option?

      Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option that you have partially exercised. If you are an eligible person, you may tender one or more of your options, but you may only tender all or none of the unexercised shares covered by an eligible prior option grant.


OFFER                                 -2-

                                                               Exhibit (a)(1)(i)

      For example, if you hold (i) an option to purchase 1,000 shares at $16.00 per share, 700 of which you have already been exercised, (ii) an option to purchase 1,000 shares at an exercise price of $26.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $5.76 per share, you may tender:

      o     none of your options,

      o     your first option covering 300 remaining unexercised shares,

      o     your second option covering 1,000 shares,

      o     your third option covering 2,000 shares,

      o     all unexercised shares under any two of your three options, or

      o     all unexercised shares under all three of your options.

      (Page 14)

      If you decide to tender any of your options for exchange, then you must tender all of your options that were granted to you from April 23, 2002, until the Cancellation Date. For example, if you received an option grant in January 2002 and a grant in September 2002 and you wish to tender your January 2002 option grant, you also are required to tender your September 2002 option grant if you wish to participate in the Offer. The number of New Options that you receive will include any options that you tendered that were granted to you from April 23, 2002, until the Cancellation Date.

Q13.  When will the new options vest?

      The New Options will have the same vesting schedule as the Old Options, except that no options will vest during the period between the Cancellation Date of the Old Options and the New Option Grant Date. If you elect to cancel any grant of options some (or all) of which have already vested prior to the Cancellation Date, then an equivalent number of the new options granted to you on the New Option Grant Date will be deemed already vested, while the remainder of the new options that are granted to you on the New Option Grant Date will have the same vesting schedule as was applicable to the unvested options that were part of the same option grant that you elected to cancel; provided, however, no options will vest during the period between the Cancellation Date of the option grant(s) that you elect to cancel and the New Option Grant Date.

      For example, suppose you have (i) an option for 1,000 shares that was granted in May 1997 with a 60-month vesting schedule and (ii) an option for 1,000 shares that was granted in January 2001 with a 48-month vesting schedule.

            o The first option would be fully vested prior to cancellation. The New Option would be fully vested as of the New Option Grant Date, and all 1,000 shares would be exercisable as of that date.

            o The second option would be 22/48ths vested prior to cancellation and vesting at the rate of 20.83 shares per month. On the New Option Grant Date, the New Option would have 458


OFFER                                 -3-

                                                               Exhibit (a)(1)(i)

                  (22/48ths) vested options. The remaining 542 unvested options would vest at the rate of 20.83 shares per month over the next 26 months (June 23, 2003, through July 23, 2005).

      The vesting of any new options will cease if you are no longer an employee of or providing services to 3DO or one of our subsidiaries. (Page 22)

Q14.  What if 3DO is acquired by another company?

      It is possible that, prior to the grant of the new options, 3DO might be acquired by another company. The Promise to Grant Stock Option(s) which we will provide to you promptly after the cancellation of any options you tender for exchange is a binding commitment, and any successor to 3DO will be legally obligated by that commitment, subject to you meeting the conditions for receiving a new option. If 3DO is acquired by another company for stock before the new options are granted, any new stock options you receive would be for the purchase of the acquiring company's stock (as opposed to 3DO's) based on the exchange ratio established in connection with the acquisition, with an exercise price equal to the fair market value of the acquiring company's stock on the grant date of the new options, subject to you meeting the conditions for receiving the new options. If 3DO is acquired by another company solely for cash, the treatment of the options would be similar to a stock acquisition, however the number of shares subject to the new options that you would receive would be based on the number of shares of the acquiring company's stock that you would have been able to purchase if you had received the cash paid to 3DO's stockholders for all of the shares subject to your cancelled options. If 3DO is acquired by another company whose stock is not publicly traded, then any new stock options granted by the private company would likely be exercisable for stock that is not publicly traded which could be difficult to sell. Depending on the structure of the transaction, an acquisition of 3DO could potentially result in a greater financial benefit for those option holders who opted not to participate in this Offer and who instead retained their original options. (Pages 17 to 18)

      If we are acquired by another company, that company may decide to terminate some or all of our eligible persons before granting new options, which would mean that you would not receive the new option or any other consideration for the options that were cancelled. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options, nor any other compensation for your cancelled options. (Page 8)

Q15.  Are there circumstances where I would not be granted new options?

      Yes. If, for any reason, you are no longer either an employee of or providing services under contract to 3DO, one of our subsidiaries or a successor entity on the date when new options are granted, you will not receive any new options. Your employment with 3DO or one of our subsidiaries remains "at will" and can be terminated by you or 3DO or one of our subsidiaries at any time, with or without notice. (Page 17)

      Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. (Page 26)

Q16. What happens to options that I choose not to tender or that are not accepted for exchange?

      Options that are eligible for exchange that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until you exercise them or they expire by their terms, and they will retain their current exercise price and vesting schedule.


OFFER                                 -4-

                                                               Exhibit (a)(1)(i)

Q17.  Will I have to pay taxes if I exchange my options in the Offer?

      If you are a United States taxpayer and exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or at the grant date of the new options. (Page 26)

Q18. Will my new options be incentive stock options or nonstatutory stock options?

      If you are an eligible person residing in the United States who is an employee of 3DO or one of our subsidiaries and meet the conditions for receiving new options, your new option grant will be an incentive stock option to the maximum extent permitted under U.S. tax laws on the date of the grant. If the limit for incentive stock options is exceeded, then the remainder of your new option grant will be granted as a nonstatutory stock option. All other eligible persons who meet the conditions for receiving new options will receive nonstatutory stock options. (Page 17)

Q19.  When will my new options expire?

      Your new options will expire ten years from the date of grant. However, if your employment or consulting relationship with 3DO or one of our subsidiaries terminates, the option will generally expire earlier. (Page 22)

Q20. When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

      The Offer expires on November 21, 2002, at 5:00 p.m., Pacific Time, unless we extend it. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the Offer period. (Page 17)

Q21. Where can I find information on the current status of my existing option grants?

      You may log on to E*Trade OptionsLink at www.optionslink.com to find a listing of each option grant, including the grant date, grant number, the grant price, the number of shares granted, the number of vested shares, the number of exercisable shares, and the vesting schedule. You may also obtain a stock option summary by contacting Gina Caruso, Director of Human Resources, The 3DO Company, telephone 650-385-2654, or e-mail gina.caruso@3do.com.

Q22.  How do I tender my options?

      If you decide to tender your options, you must deliver, by 5:00 p.m., Pacific Time, on November 21, 2002 (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile or hand delivery to the individuals listed on page 14. Email responses are not acceptable.

      This is a one-time offer, and we will not accept late tenders of options under any circumstances. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we


OFFER                                 -5-

                                                               Exhibit (a)(1)(i)

presently expect that promptly after the expiration of the Offer, we will accept all properly tendered options. (Page 17)

Q23.  May I withdraw previously tendered options?

      You may withdraw your tendered options at any time before the Offer expires at 5:00 p.m., Pacific Time, on November 21, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to us via facsimile or hand delivery a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the Offer. The Notice to Withdraw should be delivered to the person listed on page 14. (Page 16)

      Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the Offer. If you do not wish to withdraw all your tendered options from the Offer, you should not submit a Notice to Withdraw from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election.

Q24.  Can I change my election regarding particular tendered options?

      Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 5:00 p.m., Pacific Time, on November 21, 2002. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election and still participate in the Offer, you must deliver to us a new Election Form via facsimile or hand delivery, which includes the information regarding your new election, and is signed and clearly dated after the date of your original Election Form. In order to change your election and cease to participate in the Offer, you must deliver to us a Notice to Withdraw from the Offer via facsimile or hand delivery, which is signed and clearly dated after the date of your most recently submitted Election Form. Once we receive a new Election Form or a Notice to Withdraw from the Offer submitted by you, your previously submitted Election Form will be disregarded. A new Election Form or a Notice to Withdraw from the Offer should be delivered to the person identified on page 14. (Page 16)

Q25. Why wait at least six months and one day after the date we cancel options to grant the new options? Why can't 3DO just reprice my options, as I have seen done at other companies?

      Published rules of the Financial Accounting Standards Board require options granted within six months of cancelled options to be treated as a variable expense to earnings. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense if we issued new options immediately. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. We believe that many companies, including many of our peer companies, that have exchanged options have followed the same process of applying the six month and one day waiting period prior to granting new options.


OFFER                                 -6-

                                                               Exhibit (a)(1)(i)

Q26.  Is this a repricing?

      No. Instead of repricing old options, this Offer is called a cancel and regrant which includes at least a six-month and one day waiting period before obtaining a new fair market value grant. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of the repriced options.

Q27.  Why can't I just be granted additional options?

      Because of the large number of options with exercise prices that significantly exceed our current market price, a grant of additional options to holders of such options would potentially dilute our stockholders by increasing our number of outstanding shares and, in any quarter in which we are profitable, lower our diluted earnings per share.

Q28. Wouldn't it be easier to just terminate my employment with 3DO and then get rehired?

      No. The accounting rules we follow look through any change in the legal form of your relationship with 3DO and still require a six-month and one day minimum waiting period to receive new options.

Q29.  Why will my new options take longer to fully vest than my old options?

      This is intended to balance the interests of the eligible persons and our stockholders. Eligible persons are being offered an opportunity to exchange old options with high exercise prices for new options with exercise prices equal to the fair market value of our common stock at the time of grant. The extended vesting provides the Company and our stockholders with an additional employee retention incentive.

Q30.  What do 3DO and the Board of Directors think of the Offer?

      Although our Board of Directors has approved the Offer, neither the officers nor the Board of Directors of 3DO are making any representation or recommendation as to whether you should tender or not tender your options. You must make an independent decision on whether or not to tender options. We strongly urge you to read "Certain Risks of Participating in the Offer" beginning on page 9 of this Offer. For questions regarding the legal and tax implications or other investment-related questions, you should talk to your own legal counsel, and financial and tax advisors.

Q31.  To whom can I talk to if I have questions about the Offer?

      For additional information or assistance on the mechanics of the Offer, you should contact Gina Caruso, Director of Human Resources, The 3DO Company, telephone 650-385-2654, or e-mail gina.caruso@3do.com. For questions regarding the legal, financial or tax implications of this Offer, you should contact your own legal counsel, financial and tax advisors.


OFFER                                 -7-

                                                               Exhibit (a)(1)(i)

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

      Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Quantitative and Qualitative Disclosure about Market Risk" in 3DO's quarterly report on Form 10-Q for the quarter ended June 30, 2002, highlight the material risks of participating in this Offer. In addition, we strongly urge you to read the sections in this Offer discussing tax consequences in the United States and outside the United States, as well as the rest of this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with their own legal counsel, and financial and tax advisors before deciding whether to participate in the Offer.

                                 ECONOMIC RISKS

If our stock price increases after the date your tendered options are cancelled, including if 3DO is acquired by or merges with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them.

      We cannot predict the exercise price of new options. Because we will not grant the new options for at least six months and one day after the Cancellation Date, the new options may have a higher exercise price than some or all of your current options.

      We may engage in transactions in the future with business partners or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to tender and that are cancelled by us in connection with this Offer.

      3DO's merger with or sale to another company could have substantial effects on our stock price, including potentially substantial appreciation in the price of our stock. Depending on the structure and terms of such a transaction, tendering option holders might be deprived of any further price appreciation in the stock associated with the new options. For example, if our common stock is acquired in a cash merger before the new options are granted, the fair market value of our common stock, and hence the price at which new options would be granted, could be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

      In addition, if 3DO is acquired by another company for stock before the new options are granted, then any new stock options you receive would be for the purchase of the acquiring company's stock (as opposed to 3DO's) based on the exchange ratio in the acquisition, with an exercise price equal to the fair market value of the acquiring company's stock on the grant date of the new options, subject to you meeting the conditions for receiving the new options. If 3DO is acquired by another company solely for cash, the treatment of the options would be similar to a stock acquisition; however, the number of shares subject to the new options that you would receive would be based on the number of shares of the acquiring company's stock that you would have been able to purchase if you had received the cash paid to 3DO's stockholders for all of the shares subject to your cancelled options. If 3DO is acquired by another company whose stock is not publicly traded, then any new stock options granted by the private company would likely be exercisable for stock that is not publicly traded which could be difficult to sell. Option holders who do not tender their options in the Offer will have their outstanding options treated in accordance with the terms of the plan they are granted under,


OFFER                                 -8-

                                                               Exhibit (a)(1)(i)

and if their options are assumed by a successor to our company, those options would be priced in accordance with the terms of that transaction. This could potentially result in a greater financial benefit for those option holders who decided not to participate in this Offer and who instead retain their original options.

      As outlined in Section 9 of this Offer, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

Participation in the Offer will make you ineligible to receive any new option grants until May 23, 2003, at the earliest.

      You are generally eligible to receive option grants at any time that the Board of Directors or a Committee appointed by the board chooses to make them. However, if you participate in the Offer, you will not be eligible to receive any additional option grants until May 23, 2003, at the earliest.

If you do not have an employment or consulting relationship with 3DO for any reason on the date of grant of the new options, including as the result of a reduction-in-force or another company's acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you.

      Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if you do not have an employment or consulting relationship with 3DO (or one of our subsidiaries or a successor entity, as applicable) for any reason on the date of grant of the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted by us for exchange. This means that if you quit for any reason, die, or we terminate your employment or consulting arrangement, with or without cause or notice, and are not an employee or consultant on the date we grant the new options, you will not receive anything for the options that you tendered and that were cancelled. This Offer is not a guarantee of employment for any period. Your employment or consulting relationship with 3DO (or one of our subsidiaries or a successor entity, as applicable) may be terminated at any time by either you or us, with or without cause or notice, subject to any employment or consulting agreement you may have with 3DO (or one of our subsidiaries or a successor entity, as applicable).

      If economic conditions remain stagnant or worsen, the Company may undertake various additional measures to reduce its expenses including, but not limited to, a further reduction-in-force of its employees or consultants. Should your employment or consulting relationship be terminated as part of any such reduction-in-force, you will not have the benefit of the cancelled option or any new option.

      If 3DO is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees or consultants prior to the grant of new options under this option exchange program. If you do not have an employment or consulting relationship with 3DO (or one of our subsidiaries, or a successor entity, as applicable) due to our being acquired, or for any other reason on the date of grant of the new options, you will neither receive the new option, nor will you receive any other consideration for the options that were cancelled.


OFFER                                 -9-

                                                               Exhibit (a)(1)(i)

We will not grant new options to you if we are prohibited by applicable laws or regulations.

      Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, foreign laws, SEC or other similar foreign regulatory authority's rules, regulations or policies or Nasdaq National Market listing requirements, any delisting of our common stock or if you move to a jurisdiction in which we are prohibited or prevented from granting options.

                             BUSINESS-RELATED RISKS

      For a description of risks related to 3DO's business, please see the discussion of risks associated with our business under the heading "Quantitative and Qualitative Disclosure about Market Risk" in 3DO's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

Your new option may be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

      If you are an eligible person residing in the United States who meets the conditions for receiving new options, your new option will be an incentive stock option, to the extent it qualifies under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the fair market value on the date of grant. By participating in this exchange, a portion of any new options you receive may exceed this limit and be treated as nonstatutory stock options. In general, nonstatutory stock options may be less favorable to you from a tax perspective. All other eligible persons who meet the conditions for receiving new options will receive nonstatutory stock options.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

      You should note, if you are subject to the tax laws of the United States, that there is a risk that any of your incentive stock options that are eligible for exchange may be affected, even if you do not participate in the exchange. We believe that eligible options that you choose not to tender for exchange will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this Offer.

      However, the IRS may characterize this Offer as a "modification" of those incentive stock options, even if you decline to participate. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. In such case, if you dispose of your incentive stock option shares before the end of this longer holding period (which would be two years from the date the new options are granted and one year from exercise), your incentive stock option could be taxed as a nonstatutory stock option.


OFFER                                 -10-

                                                               Exhibit (a)(1)(i)

      In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our Offer will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our Offer constitutes a "modification" of all of the incentive stock options eligible for exchange.

      You should review Section 14 carefully for a more detailed discussion of the potential consequences of participating in this Offer. We recommend that you consult with your personal legal counsel, and financial and tax advisors before deciding whether or not to participate in the Offer with respect to the legal and tax consequences relating to your specific circumstances.


OFFER                                 -11-

                                                               Exhibit (a)(1)(i)

                                    THE OFFER

      1.    Eligibility.

      Eligible persons may participate in this Offer. "Eligible persons" are all holders of stock options eligible to be tendered pursuant to this Offer who (i) hold their options as of the Commencement Date and through the Cancellation Date and (ii) are not non-employee members of the Boards of Directors of 3DO and our subsidiaries.

      In order to receive a new option, you must have had option(s) cancelled in accordance with this Offer and be either an employee of or providing services under contract to 3DO, one of our subsidiaries or a successor entity on the date the new options are granted, which will not be before the first business day that is at least six months and one day after the Cancellation Date. If, for any reason, you do not meet these conditions on the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that we have accepted for exchange and cancelled. If 3DO does not extend the Offer, the new options will be granted on May 23, 2003.

      Only outstanding, unexercised options granted with exercise prices greater than or equal to $5.76 per share may be tendered for exchange by eligible persons.

      Eligible persons may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. You will not be eligible to receive any additional option grants until May 23, 2003.

      As of October 21, 2002, options to purchase 2,750,694 shares of our common stock were issued and outstanding. Of the total options issued and outstanding, options to purchase approximately 2,480,080 of our shares, constituting approximately 90% of the options outstanding, are eligible to be tendered in the Offer.

      2.    Number of options; expiration date.

      If you elect to exchange an option that has an exercise price per share of greater than or equal to $5.76 per share, you will receive a new option to purchase a number of 3DO shares equal to the number of unexercised shares subject to the old option you are tendering. These numbers are subject to adjustments for any stock splits, stock dividends and similar events.

      The Expiration Date is 5:00 p.m., Pacific Time, on November 21, 2002, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 of this Offer for a description of our rights to extend, delay, terminate or amend the Offer.

      We will publish notice or otherwise inform you in writing if we:

            o increase or decrease the amount of consideration offered for the options, or

            o increase or decrease in the number of options eligible to be tendered in the Offer.

      If the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of any increase or decrease of the kind described above is first published, sent or given in


OFFER                                 -12-

                                                               Exhibit (a)(1)(i)

the manner specified in Section 15 of this Offer, we will extend the Offer so that the Offer is open at least ten business days following the publication, sending or giving of such notice.

      We will also notify you of any other material change in the information contained in this Offer in the manner required by applicable law.

      For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

      3.    Purpose of the Offer.

      We issued the options outstanding to:

            o provide our eligible persons with additional incentive and to promote the success of our business,

            o encourage our eligible persons to continue their employment with us or continue providing consulting services to us, and

            o     align employee and stockholder interests.

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange certain outstanding options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible persons with the benefit of owning options that over time may have a greater potential to increase in value, creating better performance and retention incentives for eligible persons and thereby maximizing stockholder value.

      Except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

            o any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our material subsidiaries;

            o any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

            o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

            o any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

            o any other material change in our corporate structure or business;


OFFER                                 -13-

                                                               Exhibit (a)(1)(i)

            o our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

            o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

            o     the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Securities Exchange Act;

            o the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

            o any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

      Neither 3DO nor 3DO's Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal counsel and financial and tax advisors. You must make an independent decision whether or not to tender your options for exchange.

      4.    Procedures for tendering options.

      Proper Tender of Options.

      To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile or hand delivery (e-mail is not sufficient) to:

                              The 3DO Company
                              Attention: Gina Caruso
                              200 Cardinal Way
                              Redwood City, CA 94063
                              Ph: (650) 385-2654
                              Fax: (650) 385-3120

      We must receive all of the required documents before 5:00 p.m., Pacific Time, on November 21, 2002, unless we extend the Offer period.

      The Election Form must be signed and dated and must specify:

            o     the name of the option holder who tendered the options,

            o     the grant number of all options to be tendered,


OFFER                                 -14-

            o     the grant date of all options to be tendered,

            o     the exercise price of all options to be tendered, and

            o the total number of unexercised option shares subject to each option to be tendered.

      Except as described in the following sentences, the Election Form must be executed by the option holder who tendered the options exactly as the option holder's name appears on the option agreement or agreements evidencing the options. If the option holder's name has legally been changed since the signing of the option agreement, the option holder must submit proof of the legal name change. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Election Form.

      You may withdraw your tendered options at any time prior to the Expiration Date, in accordance with Section 5 of this Offer. The delivery of all documents, including Election Forms, any Notices to Withdraw from the Offer and any other required documents, is at your risk. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm receipt of your Election Form and any Notice to Withdraw from the Offer via e-mail within two business days of receipt. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your Election Form and any Notice to Withdraw from the Offer.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

      We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period.

      Our Acceptance Constitutes an Agreement.

      Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you through the Offer will constitute a binding agreement between The 3DO Company and you in accordance with the terms of the Offer and subject to the conditions of the Offer.

      Subject to our rights to extend, terminate and amend the Offer, discussed in Section 15 of this Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.


OFFER                                 -15-

                                                               Exhibit (a)(1)(i)

      5.    Withdrawal rights and change of election.

      You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5 of this Offer.

      You may withdraw your tendered options at any time before 5:00 p.m., Pacific Time, on November 21, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer.

      If we have not accepted your tendered options by 5:00 p.m., Pacific Time, on November 21, 2002, you may withdraw your tendered options at any time thereafter.

      To validly withdraw tendered options, you must deliver via facsimile or hand delivery, in accordance with the procedures listed in Section 4, above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

      To validly change your election regarding the tender of particular options, you must deliver a new Election Form via facsimile or hand delivery, in accordance with the procedures listed in Section 4, above.

      If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

            o     the name of the option holder who tendered the options,

            o     the grant number of all options tendered,

            o     the grant date of all options tendered,

            o     the exercise price of all options tendered, and

            o the total number of unexercised option shares subject to each option tendered.

      The Notice to Withdraw from the Offer and any new or amended Election Form must be signed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing the options. In addition, if the option holder's name has legally been changed since the signing of the option agreement, the option holder must submit proof of the legal name change. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal or the new election.

      You may not rescind any withdrawal. If you change your mind again, you must re-tender those options before the Expiration Date by following the procedures described in Section 4 of this Offer.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and


OFFER                                 -16-

                                                               Exhibit (a)(1)(i)

validity, including time of receipt, of Notices to Withdraw from the Offer and new or amended Election Forms. Our determination of these matters will be final and binding.

      The delivery of all documents, including Election Forms any Notices to Withdraw from the Offer, and any other required documents, is at your sole risk. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm receipt of your Election Form and any Notice to Withdraw from the Offer via e-mail within two business days of receipt. However, if you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your Election Form and any Notice to Withdraw from the Offer.

      6.    Acceptance of options for exchange and issuance of new options.

      Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel eligible options properly tendered for exchange and not withdrawn before the Expiration Date. If your options are properly tendered by you for exchange and accepted by us, your options will be cancelled as of the date of our acceptance, which will be November 22, 2002. Our Board of Directors intends to grant the new options on the New Option Grant Date. Promptly after the date we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), which will evidence our binding commitment to grant stock options to you in accordance with the terms of this Offer on the New Option Grant Date, provided that you are either an employee of or providing services under contract to 3DO, one of our subsidiaries or a successor entity on the date on which the grant is made. We will defer any grant to you of other options, such as annual, bonus or promotional options, until at least the grant date of your new options.

      It is possible that, prior to the grant of the new options, 3DO might be acquired by another company. The Promise to Grant Stock Option(s) which we will provide to you promptly after the cancellation of any options you tender for exchange is a binding commitment, and any successor to 3DO will be legally obligated by that commitment, subject to you meeting the conditions for receiving a new option.

      If you are an eligible person residing in the United States who is an employee of 3DO or one of our subsidiaries and meet the conditions for receiving new options, your new option grant will be an incentive stock option to the maximum extent permitted under U.S. tax laws on the date of the grant. If the limit for incentive stock options is exceeded, then the remainder of your new option grant will be granted as a nonstatutory stock option. All other eligible persons who meet the conditions for receiving new options will receive nonstatutory stock options.

      We will not accept partial tenders of an unexercised portion of an eligible option grant. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, eligible persons may tender one or more of their option grants, but may only tender all of the unexercised shares subject to that option or none of those shares.

      If 3DO is acquired by another company for stock, the acquiring company would be obligated to grant you a new stock option on the New Option Grant Date (assuming that 3DO does not extend the Offer), subject to you being either an employee of or providing services under contract to 3DO, one of our subsidiaries or to the successor entity on the date the new options are granted. Such a stock option would be for the purchase of the acquiring company's stock (as opposed to 3DO's) and as a result, the number of shares subject to your new option would be adjusted based on the exchange ratio that was used in the merger. Your


OFFER                                 -17-

                                                               Exhibit (a)(1)(i)

new option to purchase such acquiring company's stock would have an exercise price equal to the fair market value of the acquiring company's stock on the grant date of the new options. If 3DO is acquired by another company solely for cash, the treatment of the options would be similar to a stock acquisition, however the number of shares subject to the new options that you would receive would be based on the number of shares of the acquiring company's stock that you would have been able to purchase if you had received the cash paid to 3DO's stockholders for all of the shares subject to your cancelled options. If 3DO is acquired by another company whose stock is not publicly traded, then any new stock options granted by the private company would likely be exercisable for stock that is not publicly traded and which would be difficult to sell.

      Within two business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, 3DO intends to e-mail a confirmation of receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, inter-office memorandum or e-mail.

      7.    Conditions of the Offer.

      Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the Commencement Date, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred:

      o there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

      o any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us;

      o     there shall have occurred:

            - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

            - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

            - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;


OFFER                                 -18-

                                                               Exhibit (a)(1)(i)

            - in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Market Index or the Standard & Poor's 500 Index from the date of commencement of the Offer;

            - the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer; or

            - if any of the situations described above existed at the time of commencement of the Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Offer;

      o     as the term "group" is used in Section 13(d)(3) of the Exchange Act:

            - any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the Commencement Date;

            - any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

            - any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for exchange of eligible options;

      o there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer;

      o a tender or exchange offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

      o any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership; or

      o any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us.

      If any of the above events occur, we may:

      o terminate the Offer and promptly return all tendered eligible options to tendering holders;


OFFER                                 -19-

                                                               Exhibit (a)(1)(i)

      o complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended Offer expires;

      o     amend the terms of the Offer; or

      o waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

      The conditions to the Offer are for 3DO's benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

      8.    Price range of shares underlying the options.

      The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "THDO." The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                               High         Low
                                                              ------      ------
Fiscal Year 2002
      Quarter ended September 30, 2002...............          $4.56       $1.07
      Quarter ended June 30, 2002....................          $9.52       $3.44

Fiscal Year 2001
      Quarter ended March 31, 2002...................         $16.80       $4.56
      Quarter ended December 31, 2001................         $21.44      $11.52
      Quarter ended September 30, 2001...............         $44.88      $15.84
      Quarter ended June 30, 2001....................         $58.24      $13.00

Fiscal Year 2000
      Quarter ended March 31, 2001...................         $27.00      $13.50
      Quarter ended December 31, 2000................         $52.00      $12.25
      Quarter ended September 30, 2000...............         $79.00      $49.50
      Quarter ended June 30, 2000....................         $68.00      $42.25

      The prices above reflect a 1-for-8 reverse stock split on August 22, 2002. In addition, the price information is based on calendar quarter ends rather than fiscal quarter ends.

      As of October 21, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $1.11 per share.


OFFER                                 -20-

                                                               Exhibit (a)(1)(i)

      We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender any or all of your eligible options.

      9.    Source and amount of consideration; terms of new options.

      Consideration.

      If we receive and accept tenders from eligible persons of all options eligible to be tendered, subject to the terms and conditions of this Offer, we will grant new options to purchase a total of approximately 2,480,080 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 31% of the total shares of our common stock outstanding as of October 21, 2002.

      Terms of New Options.

      For every new option granted, a new option agreement will be required to be entered into between 3DO and each option holder who has tendered options in the Offer. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. If you are granted two options in order to divide your new option into an incentive stock option and a nonstatutory stock option, you will need to execute two option agreements.

      Our statements in this Offer concerning our 2002 Stock Plan and the new options are merely summaries. To receive a copy of our 2002 Stock Plan and the form of option agreement, please contact:

                             The 3DO Company
                             Attention: Gina Caruso
                             200 Cardinal Way
                             Redwood City, CA 94063
                             Ph: (650) 385-2654
                             Fax: (650-385-3120

      We will promptly furnish you copies of these documents at our expense.

      Number and Type of Shares in Plan.

      The maximum number of shares reserved for issuance through the exercise of options granted under our 2002 Stock Plan is 500,000 shares, plus an annual increase to be added on April 1 of each year equal to the lesser of (i) 2% of the outstanding shares on such date, (ii) 300,000 shares, or (iii) a lesser number of shares determined by our Board of Directors. Our 2002 Stock Plan permits the granting of incentive stock options and nonstatutory stock options.

      Administration.

      The 2002 Stock Plan is administered by the Board of Directors or a committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the Stock Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.


OFFER                                 -21-

                                                               Exhibit (a)(1)(i)

      Term.

      Options generally have a term of ten years. Incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of 3DO or an affiliate company have a term of no more than five years.

      Termination.

      Unless your option agreement otherwise provides, your options will terminate following the termination of your employment or consulting relationship, unless the options are exercised within the time frame permitted by your stock option agreement, which is typically within three months following your termination. In the event that the termination of your employment or consulting relationship is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your termination, to the extent that it was exercisable before such termination, generally within 12 months following your death or disability.

      Your option may terminate, together with our stock option plans and all other outstanding options issued to other employees and consultants, following the occurrence of certain corporate events, as described in "Adjustments Upon Certain Events," below.

      Termination of Employment or Consulting Relationship Before the Date the New Options are Granted.

      If you do not have an employment or consulting relationship with 3DO (or one of our subsidiaries or a successor entity, as applicable) for any reason on the date of grant of the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted by us for exchange. This means that if you quit for any reason, die, or we terminate your employment or consulting arrangement, with or without cause or notice, and you are not an employee or consultant on the date we grant the new options, you will not receive anything for the options you tendered and we cancelled. This Offer is not a guarantee of employment for any period of time. Your employment or consulting relationship with 3DO (or one of our subsidiaries or a successor entity, as applicable) may be terminated at any time by either you or us, with or without cause or notice, subject to any employment or consulting agreement you may have with 3DO (or one of our subsidiaries or a successor entity, as applicable).

      Exercise Price.

      Generally, the Administrator determines the exercise price at the time the option is granted. For all eligible persons, the exercise price per share for the new options will equal the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

      However, the exercise price may not be less than 110% of the closing price per share reported on the Nasdaq National Market on the date of grant for options intended to qualify as incentive stock options, granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of 3DO or an affiliate company.

      We cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.


OFFER                                 -22-

                                                               Exhibit (a)(1)(i)

      Vesting and Exercise.

      Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The New Options will have the same vesting schedule as the Old Options, except that no options will vest during the period between the Cancellation Date of the Old Options and the Grant Date of the New Options. If you elect to cancel any grant of options some (or all) of which have already vested prior to the Cancellation Date, then an equivalent number of the new options granted to you on the New Option Grant Date will be deemed already vested, while the remainder of the new options that are granted to you on the New Option Grant Date will have the same vesting schedule as was applicable to the unvested options that were part of the same option grant that you elected to cancel; provided, however, no options will vest during the period between the Cancellation Date of the option grant(s) that you elect to cancel and the New Option Grant Date.

      For example, suppose you have (i) an option for 1,000 shares that was granted in May 1997 with a 60-month vesting schedule and (ii) an option for 1,000 shares that was granted in January 2001 with a 48-month vesting schedule.

            o The first option would be fully vested prior to cancellation. The New Option would be fully vested as of the New Option Grant Date, and all 1,000 shares would be exercisable as of that date.

            o The second option would be 22/48ths vested prior to cancellation and vesting at the rate of 20.83 shares per month. On the New Option Grant Date, the New Option would have 458 (22/48ths) vested options. The remaining 542 unvested options would vest at the rate of 20.83 shares per month over the next 26 months (June 23, 2003 through July 23, 2005).

       The vesting of any new options will cease if you are no longer an employee or consultant of 3DO (or one of our subsidiaries or a successor entity, as applicable).

      Adjustments Upon Certain Events.

      If 3DO is acquired by another company for stock after the expiration of the Offer but before new options are granted pursuant to this Offer, the acquiring company would be obligated to grant you a new stock option on the New Option Grant Date (assuming that 3DO does not extend the Offer), subject to you being an employee of or providing services under contract to 3DO, one of our subsidiaries or the successor entity as of the date the new options are granted. Such a stock option would be for the purchase of the acquiring company's stock (as opposed to 3DO's) and as a result, the number of shares subject to your new option would be adjusted based on the exchange ratio that was used in the merger. The new options to purchase the acquiring company's stock would have an exercise price equal to the fair market value of the acquiring company's stock on the grant date of the new options. If 3DO is acquired by another company solely for cash, the treatment of the options would be similar to a stock acquisition, however the number of shares subject to the new options that you would receive would be based on the number of shares of the acquiring company's stock that you would have been able to purchase if you had received the cash paid to 3DO's stockholders for all of the shares subject to your cancelled options.

      Under the terms of the 1993 Incentive Stock Plan and the 2002 Stock Plan, in the event there is a sale of all or substantially all of our assets, or if we merge with or into another corporation, each outstanding


OFFER                                 -23-

                                                               Exhibit (a)(1)(i)

option must be assumed or an equivalent option substituted for by the successor corporation. The administrator may, in lieu of such assumption or substitution, provide for the optionees to become fully vested in and have the right to exercise such outstanding options. If an option becomes fully vested and exercisable in the event of a merger or sale of assets, the administrator must notify the optionee that the outstanding option is fully exercisable for a period of fifteen days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of the fifteen day period.

      If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

      If 3DO liquidates or dissolves, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the acceleration of the exercisability of any outstanding option.

      Transferability of Options.

      New options, whether incentive stock options or nonstatutory stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

      Registration of Option Shares.

      All the shares issuable upon exercise of all new options to be granted by 3DO pursuant to this Offer will be registered under the Securities Act. Unless you are one of our affiliates (for example, an executive officer, director or major stockholder of 3DO), you will be able to sell shares received upon exercise of an option free of any transfer restrictions under applicable U.S. securities laws.

      10.   Information concerning The 3DO Company.

      Our principal executive offices are located at 200 Cardinal Way, Redwood City, CA 94063, and our telephone number is (650) 385-3000. Questions regarding the mechanics of this option exchange should be directed to Gina Caruso, Director of Human Resources, The 3DO Company, telephone (650) 385-2654, or e-mail gina.caruso@3do.com. For questions regarding the legal financial or tax implications of this Offer, you should contact your own legal counsel and financial and tax advisors.

      3DO develops, publishes and distributes interactive entertainment software for personal computers, the Internet and advanced entertainment systems such as the PlayStation(R)2 computer entertainment system, and the Nintendo GameCube(TM) and Game Boy(R) Advance systems. 3DO has also been licensed to develop and publish interactive entertainment products compatible with the Xbox(TM) video game system from Microsoft Corp. We plan to continue to extend our popular brands across multiple categories, or "genres," and platforms. Our software products cover a variety of genres, including action, strategy, adventure/role playing, sports and family entertainment.

      Please review our Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, both of which are being delivered to eligible persons with this Offer, for important financial and other information about us. Also, see "Additional


OFFER                                 -24-

                                                               Exhibit (a)(1)(i)

information" in Section 17 of this Offer for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

      11. Interests of directors and officers; transactions and arrangements concerning the options.

      A list of our directors and executive officers is attached to this Offer as Schedule A. As of October 21, 2002, options to purchase 1,175,501 of our shares, which represented approximately 43% of the shares subject to all options outstanding as of that date, were owned by certain of our directors and executive officers, of which 1,066,751 are eligible to be tendered in the Offer. Attached to this Offer as Schedule B is a table indicating the number and percentage of options to purchase common stock owned by each of our directors and executive officers as of October 21, 2002, which are eligible to be tendered. To our knowledge, none of our executive officers or directors who are eligible persons has yet indicated their intention to tender their options in the Offer.

      In the sixty days prior to and including October 23, 2002, there were no transactions involving options to purchase our common stock or in our common stock by executive officers and directors of 3DO.

      12. Status of options acquired by us in the Offer; accounting consequences of the Offer.

      Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of options under our 2002 Stock Plan. To the extent the number of shares subject to options cancelled pursuant to the Offer exceeds the number of shares subject to the new options to be granted in connection with the Offer, the excess shares will be available for future awards to employees, consultants and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

      We believe that we will not incur any employee compensation expense solely as a result of the transactions contemplated by the Offer because:

            o we will grant new options no earlier than the first business day that is six months and one day after the date that we cancel options tendered for exchange, and

            o the exercise price of all new options will equal the fair market value of the shares of common stock on the date we grant the new options.

      13.   Legal matters; regulatory approvals.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we intend to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.


OFFER                                 -25-

                                                               Exhibit (a)(1)(i)

Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7 of this Offer.

      If we are prohibited by applicable laws, rules, regulations or policies from granting new options on the New Option Grant Date, on which date we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from, among other things, changes in foreign or domestic laws, SEC or other similar foreign securities regulatory authority's rules, regulations or policies or Nasdaq National Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting new options. We will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period, we will not grant any new options and you will not receive any other consideration for the options you tendered.

      14.   Material U. S. federal income tax consequences.

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

      Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We strongly advise all option holders considering exchanging their options to meet with their own legal counsel and financial and tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Offer, as the tax consequences to you of participating in the Offer are dependent on your individual tax circumstances.

      Incentive Stock Options.

      In general, under current law an option holder will not incur taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not incur taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

      If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

            o at least two years after the date the incentive stock option was granted, and

            o at least one year after the date the incentive stock option was exercised.


OFFER                                 -26-

                                                               Exhibit (a)(1)(i)

      If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

      If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares), over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

      Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

      If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option. You should note that if the new options have a higher exercise price than some or all of your current options, the new options may exceed the limit for incentive stock options.

      Nonstatutory Stock Options.

      Under current law, an option holder will not incur taxable income upon the grant of an option at fair market value on the date of the grant that is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder and is subject to withholding if the option holder is an employee.

      We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

      We recommend that you consult your own legal counsel and financial and tax advisors, with respect to the federal, state, local and foreign tax consequences of participating in the Offer, as the tax consequences to you of participating in the Offer are dependent on your individual tax situation.

      15.   Extension of Offer; termination; amendment.

      We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.


OFFER                                 -27-

                                                               Exhibit (a)(1)(i)

      We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event listed in Section 7, above, of this Offer has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

      Amendments to the Offer may be made at any time and from time to time by publicly announcing the amendment or otherwise communicating the amendment in writing to all eligible participants. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by disseminating a press release through a national wire service.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

      If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

            o we increase or decrease the amount of consideration offered for the options, or

            o we increase or decrease the number of options eligible to be tendered in the Offer.

      If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of any increase or decrease of the kind described above is first published, sent or given in the manner specified in this Section, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

      For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.


OFFER                                 -28-

                                                               Exhibit (a)(1)(i)

      16.   Fees and expenses.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

      17.   Additional information.

      This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

            1. 3DO's annual report on Form 10-K for our fiscal year ended March 31, 2002, filed with the SEC on July 1, 2002.

            2. 3DO's quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 14, 2002.

            3. Any document that we filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer and before the expiration of this Offer. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

               450 Fifth Street, N.W.    500 West Madison Street
                      Room 1024                 Suite 1400
               Washington, D.C. 20549    Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

      Our common stock is quoted on the Nasdaq National Market under the symbol "THDO" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

      Each person to whom a copy of this Offer is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), at no cost, by writing to us or telephoning the individual listed in Section 4.


OFFER                                 -29-

                                                               Exhibit (a)(1)(i)

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

      The information contained in this Offer about 3DO should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

      18.   Financial information.

      Please review our Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, both of which are being delivered to eligible persons with this Offer for important financial and other information about us. Also, see "Additional Information" in Section 17 of this Offer for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

      19.   Miscellaneous.

      This Offer and our SEC reports referred to above include "forward-looking statements." When used in this Offer, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to 3DO or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we file with the SEC discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited, to the risk factors set forth under the heading entitled "Quantitative and Qualitative Disclosures about market Risk" in 3DO's quarterly report on Form 10-Q for the quarter ended June 30, 2002.

      We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, rule, regulation or policy, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.


OFFER                                 -30-

                                                               Exhibit (a)(1)(i)

                                   SCHEDULE A

    INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND OTHER SENIOR
                           OFFICERS OF THE 3DO COMPANY

      The executive officers, directors and certain other senior officers of The 3DO Company and their positions as of October 21, 2002 are set forth in the following table:

         Name                                      Position
-----------------------          -----------------------------------------------

William A. Hall                  Director

William M. Hawkins III*          Chairman of the Board & Chief Executive Officer

H. William Jesse, Jr.            Director

Richard S. F. Lehrberg           Director

Dominic Wheatley                 Chairman of the Board, 3DO Europe Limited

James Alan Cook*                 Executive Vice President & General Counsel

William H. Dully*                Chief Operating Officer

Richard A. Gelhaus*              Senior Vice President & Chief Financial Officer

Paul Grace*                      Senior Vice President, Product Development

* Corporate officer

      The address of each executive officer and director is: c/o The 3DO Company, 200 Cardinal Way, Redwood City, CA 94063.


OFFER                                 -31-

                                                               Exhibit (a)(1)(i)

                                   SCHEDULE B

      The following table sets forth certain information regarding ownership of eligible options as of October 21, 2002 by (i) each of our directors and (ii) each of our executive officers.

-------------------------------------------------------------------------------------

Directors & Officers       Total Eligible Options   % of Eligible Options Outstanding
--------------------       ----------------------   ---------------------------------
-------------------------------------------------------------------------------------
William A. Hall                      None                             0%
-------------------------------------------------------------------------------------

William M. Hawkins III            703,126                          25.7%
-------------------------------------------------------------------------------------

H. William Jesse, Jr.                None                             0%
-------------------------------------------------------------------------------------

Richard S. F. Lehrberg               None                             0%
-------------------------------------------------------------------------------------

Dominic Wheatley                     None                             0%
-------------------------------------------------------------------------------------

James Alan Cook                   177,375                           6.5%
-------------------------------------------------------------------------------------

William H. Dully                   62,500                           2.3%
-------------------------------------------------------------------------------------

Richard A. Gelhaus                 37,500                           1.4%
-------------------------------------------------------------------------------------

Paul Grace                         86,250                           3.2%
-------------------------------------------------------------------------------------


OFFER                                 -32-